Exhibit 99.1

TITAN PHARMACEUTICALS SECURES $10 MILLION DEBT FACILITY FROM HORIZON TECHNOLOGY FINANCE

SOUTH SAN FRANCISCO, CA – July 27, 2017 – Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), a specialty pharmaceutical company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura™ long-term, continuous drug delivery technology, announced today that it has entered into a venture loan and security agreement with Horizon Technology Finance Corporation (NASDAQ:HRZN), which provides Titan with up to $10 million of available borrowing capacity.

A first tranche of $7 million was funded upon execution of the loan agreement. A second tranche of $3 million will be available to Titan, at its option, through March 31, 2018, subject to the satisfaction of certain revenue and product development milestones, and other borrowing conditions.

The loan agreement has a term of 46 months, with interest only payments through December 31, 2018, followed by equal monthly installments of principal and accrued interest for 30 months thereafter. The initial interest rate is 9.63%, which is based on a floating rate equal to the sum of the one month LIBOR (floor of 1.10%) plus 8.4%. Each loan tranche is also subject to a 5.0% final payment when the principal is paid in full. The loan is senior debt and is secured by all of Titan’s assets, with the exception of its intellectual property.

"We believe this transaction balances our capital needs and opportunity to grow the company, and our commitment to minimizing dilution for shareholders to the extent possible," commented Titan President and CEO Sunil Bhonsle. "We were impressed with Horizon’s ability to tailor a financing structure that matched Titan’s objectives. We expect that our existing cash on hand, combined with the net proceeds from the first tranche of this loan, will be sufficient to fund planned operations into early 2019.”

Gerald A. Michaud, President of Horizon, stated “We are pleased to provide this debt financing to Titan. The company’s proprietary long-term drug delivery platform, ProNeura, represents a new standard of chronic disease management utilizing subdermal implants. We look forward to working with Titan as its lead product, Probuphine®, advances in the marketplace and the company continues to develop a growing pipeline of new treatments for select therapeutic markets.”

In connection with this transaction, Titan issued to Horizon warrants to purchase an aggregate of 280,612 shares of Titan’s common stock. The per share exercise price of these warrants is the lower of $1.96 or the price per share of any securities that may be issued by the company in an equity financing during the next 18 months. The company also issued the lender a warrant that will only become exercisable upon the funding of the second tranche of the loan, with number of shares and exercise price to be calculated at such time. The company has agreed to file a registration statement with the Securities and Exchange Commission (SEC) within the next 90 days covering the resale of the shares underlying the lender warrants.

Armentum Partners served as financial advisor to Titan for this transaction.

About Titan Pharmaceuticals

Titan Pharmaceuticals Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of serious medical disorders. The company's lead product is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan's proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Titan has granted commercial rights in the U.S. and Canada for Probuphine to Braeburn Pharmaceuticals. Approved by the U.S. Food and Drug Administration in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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CONTACT:

Titan Pharmaceuticals, Inc.:

Sunil Bhonsle, President

(650) 244-4990

Investors:

Stephen Kilmer

(650) 989-2215

skilmer@titanpharm.com

Media:

Susan Thomas

(650) 989-2216

sthomas@titanpharm.com

Horizon Technology Finance:

Daniel R. Trolio

Chief Financial Officer

(860) 674-9977

dtrolio@horizontechfinance.com